THIRD AMENDMENT OF
MOSAIC NONQUALIFIED DEFERRED COMPENSATION PLAN
(2006 Statement)
The Mosaic Nonqualified Deferred Compensation Plan (2006 Statement) (hereinafter referred to as the “Plan Statement”) is hereby amended as provided below. This amendment is intended to clarify the Plan. The amendment below is not intended to make any changes that would cause a violation of section 409A of the Internal Revenue Code or its accompanying regulations. If a change in this amendment is determined to be a violation of section 409A, the amendment shall not be effective and shall be disregarded with respect to the rules governing benefits under the Plan. The amendment below is not intended to make any changes that would cause a loss of grandfather status with respect to the changes made to section 162(m) under the Tax Cuts and Jobs Act of 2017.

1.ACCOUNT. Effective January 1, 2019, Section 1.1(a)(ii) shall be amended (i) to change the ending from “.”” to “;” and”, and (ii) to add a new Section 1.1(a)(iii) that reads as follows:

(iii) The Optional Contributions, if any, made on the Participant’s behalf pursuant to Section 3.3, termed the “Optional Contribution Account.”

2.ELECTIVE DEFERRALS. Effective January 1, 2019, Section 1.1(o) is clarified by changing the reference from “Section 3.2” to “Section 3.1”.

3.OPTIONAL CONTRIBUTION. Effective January 1, 2019, a new Section 1.1(u) is added to the Plan Statement (with the existing Section 1.1(u) renumbered as Section 1.1(v) and subsequent Sections and cross-references renumbered as applicable) and the new Section 1.1(u) added shall read as follows:

(u)	“Optional Contribution” means a contribution to the Plan made by the Company pursuant to Section 3.3.

4.RESTORATION CONTRIBUTION. Effective January 1, 2019, Section 1.1(bb) (prior to this amendment, Section 1.1(aa)) is clarified by changing the reference from “Section 3.3” to “Section 3.2”.

5.RESTORATION CONTRIBUTION. Effective January 1, 2019, Section 3.2(g) is amended to read as follows:

(g)
Distribution Elections. For restoration contributions prior to January 1, 2019, a Participant shall not be able to make an initial distribution election with respect to the Participant’s restoration contributions. For restoration contributions for Compensation earned on and after January 1, 2019, a Participant may make a distribution election with respect to the Participant’s restoration contributions for each year provided the election is made before the start of that year and meets the other election requirements set by the Company and section 409A of the Code. A Participant may make an election to delay payment of restoration contributions as allowed under Section 4.1(e).

6.OPTIONAL CONTRIBUTION. Effective January 1, 2019, Article 3 shall be amended (i) to renumber Section 3.3 (Crediting Rate) as Section 3.4 (and subsequent Sections and cross references shall be renumbered as appropriate), and (ii) a new Section 3.3 shall be added that reads as follows:

Section 3.3. Optional Contributions. The Employer may make an additional contribution (an Optional Contribution) for a Plan Year to all or a select group of Participants as designated by the Committee (and noted on a schedule approved and maintained by the Employer). The amount of this Optional Contribution shall be in such amounts as approved and designated by the Committee for each of the Participants on a schedule maintained by the Employer.

7.SUBSEQUENT DEFERRAL ELECTION. Effective January 1, 2019, Section 4.1(e) is added to the Plan Statement as follows:

(e)    Election to Delay Distribution. Subject to Section 4.4, the Participant may elect to delay the time of distribution or change the form of distribution with respect to any Plan Year’s deferral election of Base Compensation or Incentive Compensation within his or her Elective Deferral Account, and also with respect to the entirety of the Participant’s Restoration Contributions or entirety of a Participant’s Optional Contributions, by submitting an election to the Human Resources Department in accordance with the following criteria:

(i)
Such election must be submitted to and accepted by the Human Resources Department (in the Company’s sole discretion) at least twelve (12) months prior to the date a distribution to the Participant with respect to such original deferral election would otherwise have commenced; and

(ii)	The commencement of distribution with respect to such deferral is delayed at least five (5) years from the date the distribution would otherwise have been paid; and

(iii)
The election shall have no effect until at least twelve (12) months after the date on which the election is made (and for clarity, no attempted delay will be effective if distribution of such Plan Year’s deferral election of Base Compensation or Incentive Compensation, as applicable, would have commenced under the original deferral election within twelve (12) months of the election to delay payment); and

(iv)
The election may change the form of payment to a lump sum or any installment payment form permitted by the Company in its sole discretion, provided that the commencement of payment is delayed at least five (5) years from the original time of distribution with respect to such Plan Year’s deferral of Base Compensation or Incentive Compensation, as applicable; and

(v)
Notwithstanding the foregoing, the Committee shall interpret all provisions relating to changing the distribution election under this Section 4.1(e) in a manner that is consistent with Section 409A of the Code and Treasury regulations and other guidance issued thereunder. Accordingly, if the Company determines that an election is inconsistent with Section 409A of the Code and other applicable tax law, the election shall not be effective.

8.DISTRIBUTION OF OPTIONAL CONTRIBUTION ACCOUNT. Effective January 1, 2019, Article 4 shall be amended (i) to renumber Section 4.3 (Exception to Payment Terms) as Section 4.4 (and subsequent Sections and cross references shall be renumbered as appropriate), and (ii) a new Section 4.3 shall be added that reads as follows:

Section 4.3. Distribution of Optional Contribution Account. Distribution to a Participant of the Participant’s Optional Contribution Account shall be made in a lump sum on the date that is
30 days after the Participant’s Separation from Service or as soon as Administratively Reasonable following that date. If the Participant is entitled to and the Company makes any additional Optional Contributions to the Participant’s Optional Contribution Account after the date of the initial distribution, such additional Optional Contributions shall be distributed on October 1 of the year following the year in which the Participant has a Separation from Service.

9.DELAY IN DISTRIBUTIONS. Effective January 1, 2019, Section 4.4(e)(ii) (prior to this amendment, Section 4.3(e)(ii)) shall be amended to add two new final sentences that reads as follows:

This Section 4.3(e)(ii) shall apply to contributions to the Plan based on Compensation earned prior to January 1, 2019. This Section 4.3(e)(ii) shall not apply to contributions based on compensation earned on and after January 1, 2019.

10.SAVINGS CLAUSE. Save and except as hereinabove expressly amended, the Plan Statement shall continue in full force and effect.